WAIVER AGREEMENT

This Waiver Agreement (this “Waiver”) is entered into this 19th day of January, 2018, by and between SILICON VALLEY BANK (“Bank”) and CTI BIOPHARMA CORP., a Washington corporation (“Borrower”) whose address is 3101 Western Avenue, #800, Seattle, Washington 98121.
RECITALS
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 28, 2017 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank waive the requirement under Section 6.12 of the Loan Agreement for Borrower to deliver to Bank duly executed signatures to a Control Agreement from Bank of America with respect to all of Borrower’s accounts maintained with Bank of America on or before January 19, 2018 (per the e-mail extension of Bank) (the “BofA DACA Requirement”).
D.    Borrower has requested and Bank has agreed to waive the BofA DACA Requirement under the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Waiver shall have the meanings given to them in the Loan Agreement.
2.    Waiver. Pursuant to the terms of the Loan Agreement, Borrower has transferred the majority of funds maintained by Borrower with Bank of America to accounts of Borrower maintained with Bank, with a remaining balance of Six Hundred Forty-Four Thousand Dollars ($644,000.00) maintained by Borrower with Bank of America during the Transition Period (of which One Hundred Fifty-Two Thousand Dollars ($152,000.00) is cash collateral for a credit card). Notwithstanding the foregoing, prior to Borrower establishing a payment processing account with Oracle Payments, Bank shall permit Borrower to transfer funds to its Bank of America accounts as needed for ordinary current and necessary payments to vendors of Borrower. In connection with this agreement, Bank hereby waives the requirement under Section 6.12 of the Loan Agreement for Borrower to deliver to Bank duly executed signatures to a Control Agreement from Bank of America with respect to all of Borrower’s accounts maintained with Bank of America on or before January 19, 2018 (per the e-mail extension of Bank). Bank’s waiver of Borrower’s compliance with said covenant shall apply only to the BofA DACA Requirement. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Waiver shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.
3.    Limitation of Waiver. The waiver set forth in Section 2 above is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
4.    No Defenses of Borrower. In consideration of the foregoing, Borrower hereby acknowledges and agrees that it has no offsets, defenses, causes of action, suits, damages, claims, or counterclaims against Bank, SVB Financial Group, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns (collectively, the “Bank Released Parties”) with respect to the Obligations, the Loan Documents, the Collateral, any Bank Services Agreement, any contracts, promises, commitments, or other agreements to provide, to arrange for, or to obtain loans or other financial accommodations to or for Borrower, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, causes of action, suits, damages, claims, or counterclaims against one or more of the Bank Released Parties, at law or in equity, whether known or unknown, from the beginning of the world through this date and through the time of execution of this Waiver (collectively, the “Released Claims”) all of them are hereby expressly WAIVED and Borrower hereby RELEASES the Bank Released Parties from any liability therefor. Borrower hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, arbitration or proceeding of any kind, in any court or before any tribunal or arbiter or arbitration panel, against any Bank Released Party as to any of the Released Claims. The foregoing release does not release Bank Released Parties from its ongoing obligations under the Loan Documents.
5.    Integration. This Waiver and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Waiver and the Loan Documents merge into this Waiver and the Loan Documents.
6.    Counterparts. This Waiver may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
7.    Effectiveness. This Waiver shall be deemed effective upon (a) the due execution and delivery to Bank of this Waiver by each party hereto, and (b) Borrower’s payment to Bank of Bank’s legal fees and expenses incurred in connection with this Waiver.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered as of the date first written above.

BANK		BORROWER
SILICON VALLEY BANK		CTI BIOPHARMA CORP.
By:	/s/ Derek Scalf	By:	/s/ David Kirske
Name:	Derek Scalf	Name:	David Kirske
Title	Vice President	Title:	Chief Financial Officer